AHA INVESTMENT FUNDS, INC.

ARTICLES OF AMENDMENT

AHA INVESTMENT FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend its charter by changing the name of the AHA U.S. Growth Equity Fund series of capital stock of the Corporation to the AHA Socially Responsible Equity Fund series of capital stock of the Corporation.

SECOND: The foregoing amendment has been adopted by the Board of Directors of the Corporation, without stockholder action, in accordance with Section 2-605(a)(2) of the Corporations and Associations Article of the Annotated Code of Maryland.

IN WITNESS WHEREOF, AHA Investment Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under the penalties of perjury.

AHA INVESTMENT FUNDS, INC.

By:  /s/ Douglas D. Peabody
Douglas D. Peabody
President & Director
WITNESS:

/s/ Timothy G. Solberg
Timothy G. Solberg
Secretary